FIFTH AMENDMENT TO LEASE
ZENDESK, INC.
Fifth Amendment to Lease (“Fifth Amendment”) dated as of August 2, 2017 (the “Effective Date”) by and between ASB 989 MARKET, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”).
Background
Reference is made to an Office Lease dated April 29, 2011, and that certain Addendum to Office Lease attached thereto (collectively, the “Original Lease”), which lease has been previously amended by that certain First Amendment to Lease dated June 28, 2011 (the “First Amendment”), by that certain Second Amendment to Lease entered into as of August 11, 2011 (the “Second Amendment”), and by that certain Third Amendment to Lease entered into as of September 11, 2013 (the “Third Amendment”), and by that certain Fourth Amendment to Lease dated as of January 19, 2017 (the “Fourth Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”) between Landlord, as successor-in-interest to HMC Mid-Market Ventures LLC, and Tenant for certain premises consisting of 34,891 rentable square feet (“RSF”) known as “Suite 200” (17,588 RSF) and “Suite 300” (17,303 RSF) (collectively, the “Existing Premises”), consisting of the entire second (2nd) and third (3rd) floors, respectively, of the building located at 989 Market Street, San Francisco, California (the “Building”). Capitalized terms used and not otherwise defined in this Fifth Amendment shall have the meanings ascribed to them in the Lease.
Landlord and Tenant desire to enter into this Fifth Amendment to add certain expansion space to the Existing Premises on the terms more particularly set forth in this Fifth Amendment.
Agreement
FOR VALUE RECEIVED, Landlord and Tenant agree as follows:
1.Expansion of the Premises. Effective as of the Expansion Commencement Date (defined below), (i) Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord for the Expansion Term (defined below) 51,810 RSF of space consisting of the entire fourth (4th) (17,290 RSF), fifth (5th) (17,298 RSF) and sixth (6th) (17,222 RSF) floors of the Building (the “Added Premises”) as shown on the floor plans attached hereto as Exhibit A. The Existing Premises, plus the Added Premises, shall constitute the “Expanded Premises”. Tenant’s lease of the Expanded Premises shall be on all of the same terms and conditions as the Existing Premises, except as otherwise specified herein. Effective as of the Expansion Commencement Date, the Added Premises shall be made a part of the Premises under the Lease and Tenant shall be leasing a total of 86,701 RSF of space in the Building; all references to the Premises in the Lease (as amended hereby) shall thereafter be deemed to refer to the Expanded Premises, except as otherwise specified herein.
(a)    Annual Fixed Rent for the Expanded Premises. Commencing on the date Landlord delivers the Added Premises to Tenant in the condition set forth in Section 1(d) below (the “Expansion Commencement Date”) and ending on the last day of the sixty-third (63rd) full calendar month following the Expansion Commencement Date (the “Expansion Expiration Date”, and the Expansion Commencement Date through the Expansion Expiration Date, the “Expansion Term”), Tenant shall pay Base Rent for the Added Premises in the amount per RSF as provided in Section 2 of this Fifth Amendment. Subject to delay caused by force majeure or caused by action or inaction of Tenant, Landlord shall endeavor, in good faith, to have the Added Premises ready for Tenant’s occupancy on August 1, 2018 (the “Estimated Expansion Commencement Date”.) Landlord’s failure to have the Premises ready for Tenant’s occupancy on the Estimated Expansion Commencement Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Fifth Amendment or the Lease, and shall have no effect on the beginning or end of the Expansion Term as otherwise determined hereunder or on Tenant’s obligations associated therewith. Notwithstanding the foregoing, in the event that for any reason, other than due to any delay or delays caused by Tenant or a casualty or condemnation (which shall be governed by Sections 14 and 15 of the Lease, respectively), the Expansion Commencement Date does not occur on or before December 31, 2018, Tenant shall have the right, by written notice given to Landlord before January 15, 2019 and subject to the provisions of this paragraph, to terminate this Fifth Amendment effective as of January 31, 2019 (the “Outside Termination Date”), and neither Tenant nor Landlord shall have any further obligations hereunder except as specifically set forth in the Lease; provided, however, that if the Expansion Commencement Date occurs before the Outside Termination Date, Tenant’s termination notice shall be void and of no further force or effect, this Fifth Amendment shall not be terminated and the delivery date of the Added Premises shall be the Expansion Commencement Date.
(b)    Additional Rent. Tenant shall continue to pay Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes in accordance with the terms of the Lease, except that during the Expansion Term, Tenant shall pay for janitorial services and utilities for the Added Premises in the same manner as Tenant pays for janitorial services and utilities for the Existing Premises, as detailed in Section 2 of the Second Amendment; provided, however, if any utility is not separately metered for the Added Premises, then Tenant shall pay Tenant’s Pro Rata Share of the cost of such utility to Landlord without any deduction or offset for Landlord’s cost for such utility with respect to the Base Year, it being the intent of the parties that Tenant will pay for such utilities for the Added Premises on a “triple net” basis. Accordingly, janitorial services and Building utilities (to the extent Tenant paid for such utilities under this Section 1(b)) shall be excluded from Operating Expenses for the Base Year and subsequent calendar years of the Lease Term for purposes of determining escalations under Section 6.2 of the Original Lease. Commencing on the Expansion Commencement Date and continuing through the Expansion Expiration Date, payments of Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes shall be determined and paid at the times and in the manner set forth in Section 6.2 of the Original Lease; provided that with respect to the Added Premises only (i) the Base Year shall be 2018 and (ii) Tenant’s Pro Rata Share shall be 46.39% (i.e., 51,810/111,682).
(c)    Real Estate Taxes. Notwithstanding anything in the Lease to the contrary, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Real Estate Taxes shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Real Estate Taxes for purposes of the Lease, as modified hereby.
(d)    As-Is. The Added Premises are being leased in their “as‑is” condition without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Added Premises during the Expansion Term; however the foregoing will not be interpreted to diminish Landlord’s ongoing repair and maintenance obligations as set forth in the Lease. The Added Premises have not undergone an inspection by a Certified Access Specialist (CASp). This notice is given pursuant to California Civil Code Section 1938.
(e)    Additional Storage Space. In addition to the Storage Locker, which Tenant leases pursuant to the Fourth Amendment, Landlord leases to Tenant and Tenant leases from Landlord, as appurtenant to the Premises, the 1,196 RSF of storage space in the basement of the Building commonly known as “Suite B3”, in its “as-is” condition. Suite B3 has not undergone an inspection by a Certified Access Specialist (CASp). This notice is given pursuant to California Civil Code Section 1938. The term for Suite B3 shall commence as of the Effective Date and thereafter shall run concurrently with the Lease Term for the Original Premises (the “Additional Storage Term”). Tenant shall pay rent for Suite B3 (“Additional Storage Rent”) at the monthly rate of $1,255.00 (i.e., $1.05 per RSF) for each month during the Additional Storage Term from and after the Effective Date. Payments of Additional Storage Rent shall be paid to Landlord and made at the places and times and subject to the conditions specified for payments of Base Rent in Section 4 of the Original Lease. Tenant’s use of Suite B3 shall be subject to all of the provisions of the Lease, including without limitation Sections 6 and 16 of the Original Lease and any rules and regulations from time to time promulgated by Landlord.
2.    Base Rent. Commencing on the Expansion Commencement Date, Base Rent for the Added Premises shall be due and payable in equal monthly installments as provided in Section 4.1 of the Original Lease as follows:

Expansion Lease Year	Rent Per RSF	Monthly Base Rent
1	$73.00	$315,177.50
2	$75.19	$324,632.83
3	$77.45	$334,390.38
4	$79.77	$344,406.98
5	$82.16	$354,725.80
6 - Expansion Expiration Date	$84.63	$365,390.03

An “Expansion Lease Year” shall consist of twelve (12) calendar months beginning with the Expansion Commencement Date (as defined in Section 1 above), except that if the Expansion Commencement Date is not the first day of a calendar month, then Expansion Lease Year 1 shall include the partial month that includes the Expansion Commencement Date in addition to the following twelve (12) calendar months, and the Base Rent for Expansion Lease Year 1 shall be proportionately increased.
Notwithstanding the Base Rent schedule above, provided that Tenant is not in default under the Lease beyond applicable notice and cure periods (hereinafter, “Default”), Tenant’s obligation to pay Base Rent for the Added Premises shall be abated for the three (3) month period beginning on the Expansion Commencement Date, equal to an abatement of Base Rent in the amount of $945,532.50. Notwithstanding such abatement of Base Rent, all other sums due under the Lease shall be payable as provided in the Lease, as modified hereby.
3.    Security Deposit.
(a)    In connection with this Fifth Amendment, Tenant shall deposit an additional security deposit in the amount of $354,725.80 with Landlord within ten (10) business days following the Effective Date. Such additional security deposit shall be deemed part of the Security Deposit under the Lease, as amended hereby. In lieu of providing a cash security deposit as described in the immediately preceding sentence, Tenant shall provide Landlord with an irrevocable letter of credit in accordance with the provisions of this Section 3 in the amount specified in Section 3(g) below. Landlord shall return the $302,388.66, which it has been holding as the Security Deposit under the Lease, to Tenant within thirty (30) days of the receipt of a letter of credit which contains all of the following terms and satisfies all of the following conditions (which terms and conditions are hereinafter referred to as the “Letter of Credit Terms and Conditions”): (i) the letter of credit shall be irrevocable, (ii) the letter of credit shall only require the presentation to the issuer of a certificate of the beneficiary under the letter of credit stating that Landlord is entitled to draw upon the letter of credit under the terms of the Lease, and stating the amount of the requested draw, (iii) the letter of credit shall be payable to Landlord or its successors in interest as the Landlord under the Lease and shall be freely transferable in whole but not in part without cost to Landlord or to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) the letter of credit shall be in the amount required under Section 3(g), (v) the letter of credit shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date of the letter of credit, give Landlord notice of such nonrenewal, (vi) the letter of credit shall be in form and substance reasonably acceptable to Landlord, and (vii) the letter of credit shall be issued by a commercial bank or savings and loan association which is reasonably acceptable to Landlord (as of the Effective Date, Landlord approves Silicon Valley Bank as an issuing bank for the letter of credit) which can be drawn at such institution’s counter in New York, New York and/or San Francisco, California or, alternatively, the issuing bank will accept draws via facsimile and/or overnight courier (said initial letter of credit security deposit and every renewal thereof and every new letter of credit in replacement or substitution thereof, are hereinafter referred to as the “Letter of Credit Security Deposit”). Not less than thirty (30) days before the expiration of the initial Letter of Credit Security Deposit and every renewal thereof, Tenant shall deliver to Landlord a renewal of the Letter of Credit Security Deposit or a new Letter of Credit Security Deposit, in either case, except as otherwise expressly provided herein, containing and satisfying the Letter of Credit Security Deposit Terms and Conditions. Notwithstanding the foregoing, the Letter of Credit Security Deposit to be delivered by Tenant for the final period of twelve (12) or fewer months before the expiration of the term of the Lease shall be for a term ending not sooner than sixty (60) days after the Expansion Expiration Date.
(b)    The Letter of Credit Security Deposit shall be issued by a commercial bank or savings and loan association that is chartered under the laws of the United States, any state or commonwealth thereof, or the District of Columbia and insured by the Federal Deposit Insurance Corporation. If at any time Landlord determines in its good faith discretion that the financial condition of such issuer has changed in any materially adverse way from the financial condition of such issuer as of the Effective Date (including, without limitation, if such issuer is declared insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for such issuer), then Tenant shall, within ten (10) business days after written notice from Landlord deliver to Landlord a replacement Letter of Credit Security Deposit issued by a commercial bank or savings and loan association acceptable to Landlord in its reasonable discretion and that meets all other requirements of this Section 3. Notwithstanding anything in the Lease to the contrary, Tenant’s failure to comply with the foregoing sentence shall constitute an event of default under the Lease (without further notice or grace or cure periods).
(c)    Landlord shall be entitled to draw upon the Letter of Credit Security Deposit for its full amount or any portion thereof if (i) Tenant shall fail to surrender all or a portion of the Premises as required under the Lease on or before the expiration of the applicable Lease term for such portion, or shall otherwise fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or shall fail to perform any of its obligations under the Lease where the transmittal of a default notice is barred by applicable law, (ii) not less than thirty (30) days before the scheduled expiration of the Letter of Credit Security Deposit, Tenant has not delivered to Landlord a new Letter of Credit Security Deposit in accordance with this Section 3, or (iii) Tenant shall fail to timely provide a replacement Letter of Credit Security Deposit as set forth in the preceding paragraph.
(d)    Landlord may, but shall not be obligated to, draw on the Letter of Credit Security Deposit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of the Letter of Credit Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to its full amount (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 3).
(e)    Any amount of the Letter of Credit Security Deposit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash Security Deposit for the performance by Tenant of its obligations under the Lease. Any cash Security Deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to timely perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, Landlord may, but shall not be obliged to, apply the cash Security Deposit to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of such a cash Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to its full amount (in the form of a new Letter of Credit Security Deposit compliant with the provisions of this Section 3).
(f)    After any such application by Landlord of the Letter of Credit Security Deposit or cash Security Deposit, as the case may be, within ten (10) business days after written demand from Landlord, Tenant shall reinstate the Security Deposit to the amount originally required to be maintained under the Lease (in the form of a new Letter of Credit Security Deposit compliant with the provisions of this Section 3).
(g)    Effective as of the Effective Date, Section 1.16 of the Original Lease is deleted in its entirety and replaced with the following:
“1.16 Security Deposit: (Section 7) $657,114.46 in the form of an irrevocable letter of credit.”
(h)    Effective as of the Effective Date, this Section 3 shall supersede the provisions of Section 7 of the Original Lease, and in the event of any conflict or inconsistency between the provisions of Section 7 of the Original Lease and this Section 3, the provisions of this Section 3 shall control.
4.    Tenant Improvements; Tenant Improvement Allowance.
(a)    Tenant, at Tenant’s sole cost and expense, may perform work to refurbish the Premises (inclusive of the Added Premises). All construction work done by Tenant in connection with Tenant’s refurbishment of the Premises (the “TI Work”), as well as any and all construction work to be done by or for Tenant with respect to the Premises at any time subsequent to the Effective Date, shall be done in accordance with the Lease, including without limitation Section 10.4 of the Original Lease and this Section 4.
(b)    Provided Tenant is not in Default under the Lease, Landlord agrees to contribute One Million Five Hundred Fifty-Four Thousand Three Hundred and 00/100 Dollars ($1,554,300.00) (the “TI Allowance”) toward the cost of the TI Work, including Tenant’s architectural fees, consulting fees, construction management fees, engineering services, mechanical and electrical service and building permits (collectively, “TI Costs”). Notwithstanding the foregoing, in no event shall Tenant be permitted to apply the TI Allowance toward the cost of acquisition of furnishings, equipment, trade fixtures, cabling or moving expenses. Disbursements of the TI Allowance shall be made in accordance with Section 4(c) of the Third Amendment, and the provisions thereof dealing with the Allowance shall be deemed to be applicable to the TI Allowance for purposes of this Fifth Amendment; however, at Tenant’s option, Tenant may elect to bear the cost of some or all of the TI Work and, instead, to apply the portion of the TI Allowance towards Base Rent first payable for the Added Premises from and after the Expansion Commencement Date, up to the Converted TI Allowance Cap (as defined in Section 4(c) below).
(c)    All TI Costs in excess of the TI Allowance shall be paid by Tenant, without reimbursement by Landlord. Tenant may elect to apply any unused portion of the TI Allowance (up to the Converted TI Allowance Cap) toward Rent payable under the Lease (as amended hereby) by delivering written notice of such election to Landlord on or before the first (1st) anniversary of the Expansion Commencement Date. If Tenant has not used the entire amount of the TI Allowance within twelve (12) months following the Expansion Commencement Date or has not otherwise elected to apply the TI Allowance towards Base Rent, in accordance with this Section 4, then any unused portion of the TI Allowance that Tenant is entitled to use (and not in excess of the Converted TI Allowance Cap) shall automatically be credited against the monthly installment(s) of Base Rent next due and payable to Landlord under the Lease until exhausted. As used herein, “Converted TI Allowance Cap” shall mean Five Hundred Eighteen Thousand One Hundred and 00/100 Dollars ($518,100.00). Notwithstanding anything in this Section 4 to the contrary, Tenant shall not have the right to apply any portion of the TI Allowance in excess of the Converted TI Allowance Cap towards Base Rent. Furthermore, Tenant shall have no right to, and Landlord shall have no obligation to fund, any TI Allowance not properly requisitioned by Tenant on or before the first (1st) anniversary of the Expansion Commencement Date or properly applied towards Base Rent in accordance with this Section 4.
(d)    All contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration (“Work”) in the Building, including, without limitation, the TI Work, tenant improvements, build-out, alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, data, security, telecommunication, low voltage or elevator equipment or systems or other equipment, or with respect to any other construction work in, on, or to the Building (including Work performed by any person providing any services to the Building such as DSL, cable, communications, telecommunications or similar services) are required to be approved in advance by ASB Capital Management LLC, on behalf of Landlord (“ASB”), and the business manager of the applicable local AFL-CIO Building and Construction Trades Council. ASB will only approve such contractors or subcontractors that: (i) are bound by and signatory to a collective bargaining agreement with a labor organization (a) whose jurisdiction covers the type of work to be performed at the Building, and (b) that is an Approved Building Trades Department Contractor or Subcontractor; and (ii) observe area standards for wages and other terms and conditions of employment, including fringe benefits. For purposes hereof, an “Approved Building Trades Department Contractor or Subcontractor” is a contractor or subcontractor that is currently affiliated with the Building and Construction Trades Department of the AFL-CIO (the “BCTD”) or, if no such BCTD-affiliated contractor or subcontractor is available for a particular trade (e.g., carpentry work), a contractor or subcontractor that is affiliated with a national trade union which was formerly affiliated with the BCTD and which recognizes (and will recognize and respect, for its work at the Building), the jurisdictional limitations established by the local BCTD. Further, Tenant shall comply with any contractor selection and payment policy promulgated by Landlord from time to time. Upon the request of Landlord, each such contractor and subcontractor shall provide written certification that all work performed by such contractor or subcontractor was performed in compliance with this policy. Contractors may not engage any subcontractor that does not satisfy the provisions of clauses (i) and (ii) above. If at any time a contractor or subcontractor does not satisfy clauses (i) and (ii) above, such contractor or subcontractor shall not be considered to be approved by Landlord or ASB. Tenant agrees that a breach of this Section 4(d) shall constitute a default under the Lease without any rights of notice or cure, and Landlord shall have the right to exercise any of its remedies under the Lease, including, without limitation, the right to immediately terminate the Lease.
5.    Signage. Following the Expansion Commencement Date, Landlord, at Tenant’s cost, shall update the Tenant listing in the Building’s lobby directory to reflect the Added Premises, as needed. Additionally, Tenant, at Tenant’s cost, may install custom signage in the elevator lobby on each full floor comprising the Premises (inclusive of the Added Premises).
6.    Option to Renew.
(a)    Grant of Option; Conditions. Notwithstanding anything in the Lease to the contrary, any renewal or extension options set forth in the Lease shall be with respect to the Existing Premises only. Tenant shall have the right to extend the Expansion Term ("Expansion Renewal Option") with respect to the Added Premises only for one (1) additional period following the Expansion Expiration Date expiring as of June 30, 2027 (the "Expansion Renewal Term"), if:
(i)    Landlord receives irrevocable notice of exercise of the Expansion Renewal Option (“Expansion Renewal Notice”) no earlier than thirteen (13) months and no later than ten (10) months prior to the then expiration of the Expansion Term; and
(ii)    Tenant is not in Default under the Lease at the time that Tenant delivers its Expansion Renewal Notice or at the time Tenant delivers (or is deemed to have delivered) its Binding Notice or Rejection Notice (as said terms are defined below); and
(iii)    Tenant (or a subtenant or assignee pursuant to a Permitted Disposition) occupies at least seventy-five percent (75%) of the RSF in the Added Premises at the time Tenant delivers (or is deemed to have delivered) its Binding Notice or Rejection Notice; and
(iv)    Tenant’s interest in the Lease has not been assigned (other than pursuant to a Permitted Disposition) prior to the date that Tenant delivers the Expansion Renewal Notice or at the time Tenant delivers (or is deemed to have delivered) its Binding Notice or Rejection Notice.
(b)    Base Rent Payable During Expansion Renewal Term; Base Year. The Base Rent rate per RSF for the Added Premises during the Expansion Renewal Term shall equal the Prevailing Market (defined below) rate per rentable square foot for the Added Premises, determined as set forth below. Additionally, the Base Year shall, as of the commencement of the Expansion Renewal Term, be adjusted to be the calendar year in which the Expansion Renewal Term commences.
(c)    Initial Procedure for Determining Prevailing Market. After receipt of an Expansion Renewal Notice from Tenant, Landlord shall advise Tenant in writing of Landlord’s determination of the Prevailing Market rate for the Added Premises for the Expansion Renewal Term;. Within fifteen (15) days after the date on which Landlord delivers such notice, Tenant shall either (i) give Landlord final binding written notice of Tenant’s exercise of the Expansion Renewal Option (“Binding Notice”) upon the terms set forth in Landlord’s notice, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (“Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or a Rejection Notice within such fifteen (15) day period, Tenant shall be deemed to have delivered a Rejection Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into an Expansion Renewal Amendment (as defined below) upon the terms and conditions set forth in Landlord’s notice to Tenant. If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Added Premises for the Expansion Renewal Term. Upon agreement, Landlord and Tenant shall enter into an Expansion Renewal Amendment in accordance with the terms and conditions agreed upon. However, if Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides (or is deemed to provide) Landlord with a Rejection Notice (the “Negotiation Period”), the Prevailing Market rate shall be determined in accordance with the arbitration procedures described below.
(d)    Arbitration Procedure.
(i)    Within five (5) business days after the date of expiration of the Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Expansion Renewal Term, together with any documentation and/or materials deemed relevant by said party to support the dollar amount reflected in said estimate (collectively referred to as the “Estimates”). If the higher of such Estimates (as set forth in a single “per RSF” rate) is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within fourteen (14) days after the exchange of Estimates, Landlord and Tenant shall each select a real estate broker to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Added Premises during the Expansion Renewal Term. Each such real estate broker so selected shall have had at least the immediately preceding ten (10) years’ experience as a real estate broker leasing first-class office space in the San Francisco financial district and “Mid-Market” area, with working knowledge of current rental rates and practices.
(ii)    Upon selection, Landlord’s broker and Tenant’s broker shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Added Premises for the Expansion Renewal Term. The Estimate chosen by the brokers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint a broker within the fourteen (14) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within fourteen (14) days after the expiration of such twenty (20) day period, the two brokers shall select a third broker meeting the aforementioned criteria. After the third broker (the “Arbitrator”) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the Arbitrator shall make his or her determination as to which of the two Estimates most closely reflects the Prevailing Market rate for the Expansion Renewal Term, and such Estimate shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the Arbitrator. Any fees of any appraiser, broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, broker, counsel or expert.
(iii)    If the Prevailing Market rate has not been determined by the commencement date of the Expansion Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Expansion Term until the time as the Prevailing Market rate has been determined for the Expansion Renewal Term. Upon such determination, the Base Rent for the Added Premises shall be retroactively adjusted to the commencement of the Expansion Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease (as amended hereby) and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.
(iv)    If Tenant is entitled to and properly exercises the Expansion Renewal Option, Landlord shall prepare an amendment (a “Renewal Amendment”) to reflect changes in the Base Rent, Base Year (which shall be the calendar year in which the commencement of the Expansion Renewal Term occurs), term, termination date and other appropriate terms. Tenant shall execute (or make good faith corrective comments to) and return the Renewal Amendment to Landlord within fifteen (15) days after Tenant’s receipt of same, but an otherwise valid exercise of the Expansion Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.
(v)    For purposes of this Expansion Renewal Option, “Prevailing Market” shall mean the arms’ length fair market annual rental rate per RSF under new and renewal leases and amendments (other than renewal amendments with rental rates not based on 100% of the then applicable fair market rental rates) for closed transactions entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Added Premises in the Building and in office buildings comparable to the Building in the “Mid-Market” district of San Francisco, California (“Comparable Transactions”). “Mid-Market” is hereby defined as that set of recently renovated office buildings located in the area bordered by Market Street to the north, 3rd Street to the east, Brannan Street to the south, and 11th Street to the west, including buildings located immediately on both sides of each of the aforementioned streets, in San Francisco. The determination of the Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, tenant improvement allowances, amenities, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes, as well as the level of improvements and finishes existing in the Added Premises. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.
7.    Right of First Offer. The Right of First Offer set forth in Section 4 of the Second Amendment, as modified by Section 7 of the Third Amendment, will apply during the Expansion Term; provided that such Right of First Offer from and after the Effective Date shall apply only to office space on the second (2nd) through the sixth (6th) floors of the Building.
8.    Default. The cure period for monetary defaults set forth in Section 17.1(b) of the Original Lease is hereby amended to be three (3) business days.
9.    Dogs. Dogs (referred to herein collectively as the “Approved Dogs”) shall be permitted in the Premises and at the Building, provided and on condition that:
(a)    Tenant occupies at least seventy five percent (75%) of the RSF of the Premises and subject to any reasonable rules and regulations promulgated by Landlord;
(b)    the Approved Dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Building (including the Premises) or cause excessively loud noise outside of the Premises whether through barking, growling or otherwise;
(c)    the Approved Dogs shall not be left unattended in the Premises;
(d)    while outside the Premises (i.e., in any Common Areas), the Approved Dogs shall be kept on leashes at all times;
(e)    the Approved Dogs must have all required vaccinations and such vaccinations shall be kept current at all times. Upon Landlord's reasonable request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for the Approved Dogs;
(f)    Tenant shall be responsible for any additional cleaning, repair and replacement costs and all other costs which may arise from the Approved Dogs’ presence in the Building in excess of the costs that would have been incurred had the Approved Dogs not been allowed in or around the Building;
(g)    Tenant shall be liable for, and hereby agrees to indemnify and hold Landlord harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another tenant, or occupant) of, or the presence of, the Approved Dogs in or about the Premises or the Building. In the event that any Approved Dog bites or otherwise injures any person or any other Approved Dog, Tenant must immediately cause the employee whose dog caused the injury to remove its Approved Dog from the Building and in no event thereafter shall the Approved Dog which caused the injury be brought to or kept at the Premises;
(h)    Tenant shall immediately remove any dog waste including, without limitation, excrement from the Premises and the Building. If Landlord reasonably determines that Landlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of the Approved Dogs’ presence, Landlord shall give Tenant written notice thereof, and if the matters giving rise to such increased costs are not remedied within thirty (30) days after such notice to Tenant, Tenant shall reimburse Landlord for such costs within thirty (30) days after receipt of Landlord’s invoice therefor and reasonable evidence of such costs;
(i)    The Approved Dogs shall be appropriately treated to prevent fleas, ticks and other parasites. If Tenant has reason to believe that one or more of the Approved Dogs is infested with fleas, ticks or other parasites, such Approved Dog(s) shall not be brought into the Premises until it is no longer infested with fleas, ticks or other parasites;
(j)    Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord harmless from and against any and all costs to remedy any and all damages caused to the Building or any portion thereof or to the Premises or property of any occupant or visitor to the Building by an Approved Dog; and
(k)    Tenant shall comply with all applicable laws associated with or governing the presence of an Approved Dog within the Premises and/or the Building and such presence shall not violate the certificate of occupancy.
10.    Brokerage. Each party hereto represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Fifth Amendment, except Sansome Street Advisors and Newmark Cornish & Carey. Each Party hereto covenants to defend (by counsel reasonably acceptable to the other party), pay, hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Fifth Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to Sansome Street Advisors and Newmark Cornish & Carey in connection with this Fifth Amendment pursuant to separate written agreements.
11.    Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed. Tenant hereby warrants and represents that, to the best of its knowledge (i) as of the Effective Date the parties have complied with all of the terms and conditions of the Lease, (ii) Tenant has no current rights to any credit, claim, cause of action, offset or similar charge against Landlord or the Base Rent existing as of the Effective Date, except as specifically set forth in this Fifth Amendment and (iii) without Landlord’s prior written consent there have been no assignees, sublessees or transferees of the Lease, or any person or firm occupying or having the right in the future to occupy the Expanded Premises, or any part thereof, except Tenant. Landlord hereby warrants and represents that, to the best of its knowledge, as of the Effective Date, the parties have complied with all of the terms and conditions of the Lease.
12.    Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Fifth Amendment, the provisions of this Fifth Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The recitals set forth above in this Fifth Amendment are hereby incorporated by this reference. This Fifth Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This Fifth Amendment shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of the State of California. Each party has cooperated in the drafting and preparation of this Fifth Amendment and, therefore, in any construction to be made of this Fifth Amendment, the same shall not be construed against either party. This Fifth Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Fifth Amendment, which shall be binding upon and effective as to Landlord and Tenant. This Fifth Amendment may be executed in “pdf’ format and each party has the right to rely upon a pdf counterpart of this Fifth Amendment signed by the other party to the same extent as if such party had received an original counterpart. In case any one or more of the provisions contained in this Fifth Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Fifth Amendment, and this Fifth Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
[signature page follows]

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the Effective Date.

LANDLORD:

ASB 989 MARKET, LLC, a Delaware limited liability company

By:	/s/ David T. Quigley
Name:	David T. Quigley
Title:	Senior Vice President

TENANT:

ZENDESK, INC., a Delaware corporation

By:	/s/ John Geschke
Name:	John Geschke
Title:	CLO and SVP, Administration

EAST\144622327.8

EXHIBIT A
Added Premises

EAST\144622327.8